Exhibit 4.10

This Amended and Restated Promissory Note is an amendment and restatement of, and not a prepayment or novation of, the Subordinated Promissory Note, dated as of May 23, 2002 (the “Prior Note”). Upon the execution of this Amended and Restated Promissory Note and delivery thereof to the Holder, the Prior Note shall be deemed to be replaced by this Amended and Restated Promissory Note.

AMENDED AND RESTATED PROMISSORY NOTE

$195,000,000.00	November 22, 2002

FOR VALUE RECEIVED, the undersigned PIEDMONT COCA-COLA BOTTLING PARTNERSHIP, a Delaware general partnership (the “Company”), hereby promises to pay to COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation or its successors and assigns (“Holder”), the principal amount of One Hundred Ninety-Five Million and 00/100 Dollars ($195,000,000.00), or the lesser amount of outstanding Loans (as defined below) made by Holder to the Company, in accordance with the terms set forth in this Amended and Restated Promissory Note (this “Note”).

1.        Revolving Credit Loans.   (a)      Subject to the terms and conditions set forth in this Note, Holder agrees to make revolving credit loans (each, a “Loan” and collectively, the “Loans”) to the Company from time to time from the date of this Note through December 31, 2005 (the “Maturity Date”) as requested by Holder in accordance with the terms of Section 1(b) below; provided, that the aggregate principal amount of all outstanding revolving credit loans at any time (after giving effect to any amount requested) shall not exceed $195,000,000.00.

(b)       As of the date of this Note, all principal and interest outstanding under the Prior Note shall become outstanding principal and interest under this Note. So long as no Event of Default (as defined in Section 4) is continuing and subject to the limitations set forth herein, the Company may make additional requests for Loans from time to time upon notice to Holder. As of the date hereof, Holder will make an additional Loan to the Company in the amount of $97,500,000.00.

(c)       Subject to the terms and conditions hereof, the Company may borrow, repay and reborrow Loans hereunder until the Maturity Date. The Company may prepay this Note in whole or in part at any time, without premium or penalty. All principal and interest outstanding under any Loan hereunder will become due and payable on the Maturity Date.

2.        Payments of Interest. The Company further promises to pay interest on the unpaid principal amount of each Loan from the date of the relevant Loan until such Loan is paid in full, at a rate per annum equal to Holder’s average monthly cost of borrowing (taking into account all indebtedness of Holder and its consolidated subsidiaries), determined as of the last business day of each calendar month, plus one-half of one percent (0.5%) quarterly on the last business day of each calendar month of each year (each, a “Payment Date”), commencing with the Payment Date next succeeding the date hereof. Interest on the unpaid principal balance of the Loans pursuant hereto shall continue to accrue until the principal interest thereon shall have been paid in full.

3.        Manner of Payment. All payments of principal and accrued interest on the Loans shall be made by the Company to Holder in immediately available funds and in lawful money of the United States of America at the address set forth in Section 11 or to such account as is designated by Holder in writing to the Company.

4.        Events of Default. The following shall constitute “Events of Default” with respect to this Note:

(a)       Failure of the Company to pay when due, in the manner provided herein, the principal or interest with respect to any Loan under this Note; or

(b)       The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”), or shall file any other petition or similar request with a court or governmental agency having competent jurisdiction for voluntary relief, looking to reorganization, arrangement, composition, readjustment, liquidation, custodianship, dissolution, winding-up or similar relief under the Bankruptcy Code or any other similar present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall in any such proceeding seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian or liquidator of it or of all or any substantial part of its properties; or

(c)       The filing against the Company of an involuntary petition for relief under the Bankruptcy Code or the commencement of any proceeding against the Company in a court or before a governmental agency having competent jurisdiction, looking to reorganization, arrangement, composition, readjustment, liquidation, custodianship, dissolution or similar relief under the Bankruptcy Code or any other similar present or future statute, law or regulation, and such petition or proceeding shall not have been vacated, dismissed or stayed within sixty (60) days thereafter, or if there is appointed in any such proceeding, without the consent or acquiescence of the Company, any trustee, receiver, custodian, liquidator, or other similar official for it or for all or any substantial part of its properties, and such appointment shall not have been vacated, dismissed or stayed within sixty (60) days thereafter; or

(d)       The Company shall default in the due observance or performance of any covenant, condition or agreement contained herein and such default shall continue unremedied for a period of thirty (30) days.

5.        Consequences of Event of Default. Upon the occurrence of any such Event of Default and during the continuation thereof, Holder, by written notice to the Company, may terminate its commitment to make Loans pursuant to Section 1 and declare the unpaid principal balance of all Loans and accrued and unpaid interest thereon to be immediately due and payable notwithstanding the Maturity Date thereof. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable and Holder shall have all other rights and remedies provided by applicable law.

6.        Costs of Collection. In the event that any amounts due under this Note are not paid when due, the Company shall also pay or reimburse Holder for all reasonable costs and expenses of collection, including, without limitation, reasonable attorneys’ fees.

7.        Certain Acceleration Events. Upon a Sale, Holder may, by notice to the Company, terminate its commitment to make Loans pursuant to Section 1 hereof and declare the unpaid principal balance of all Loans under this Note and accrued and unpaid interest thereon to be immediately due and payable, whereupon the same shall become immediately due and payable notwithstanding the Maturity Date thereof. For purposes of this Section 7, a “Sale” means (a) a sale of all or substantially all of the assets of the Company or (b) any extraordinary corporate transaction, such as a merger, consolidation, issuance of capital stock or other business combination involving the Company pursuant to which any person or group of persons acquires at least 50% of the voting power of the Company, or in which the Company is not the surviving corporation.

8.        Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of North Carolina, other than the conflicts of law provisions thereof.

9.        Waiver. The Company waives presentment for payment, demand, protest, notice of dishonor, notice of protest, diligence on bringing suit against any party hereto, and all defenses on the ground of any extension of the time of payment that may be given by Holder to it.

10.      No Right of Set-Off. As of the date hereof, the Company represents that it has no claims or offsets against Holder in breach of contract, negligence or for any other type of legal action under this Note.

11.      Notices. Any notice pursuant to this Note must be in writing and will be deemed effectively given to another party on the earliest of the date (a) three business days after such notice is sent by registered U.S. mail, return receipt requested, (b) upon receipt of confirmation if such notice is sent by facsimile, (c) one business day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) upon delivery of such notice in person and (e) such notice is received by that party; in each case to the appropriate address below (or to such other address as a party may designate by notice to the other party):

The Company:

Piedmont Coca-Cola Bottling Partnership

c/o Coca-Cola Bottling Co. Consolidated
Coca-Cola Corporate Center

4100 Coca-Cola Plaza (28211-3481)

P.O. Box 31487

Charlotte, North Carolina 28231-1487

Attention: Chief Financial Officer

Telecopy No.: (704) 557-4451

Holder:

Coca-Cola Bottling Co.Consolidated

Coca-Cola Corporate Center

4100 Coca-Cola Plaza (28211-3481)

P.O. Box 31487

Charlotte, North Carolina 28231-1487

Attention: Chief Financial Officer

Telecopy No.: (704) 557-4451

12.      Severability. Any provision of this Note that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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IN WITNESS WHEREOF, the Company and Holder have caused this Note to be executed by their duly authorized officer as of the day and year first above written.

“Company” PIEDMONT COCA-COLA BOTTLING PARTNERSHIP

By: COCA-COLA BOTTLING CO.
CONSOLIDATED, its Manager

By: __________________________________
Name: ________________________________
Title: _________________________________

“Holder”

COCA-COLA BOTTLING CO. CONSOLIDATED

By: __________________________________
Name: ________________________________
Title: _________________________________